FBR Capital Markets Corporation
Fourth Quarter 2010 and Full Year Earnings Call Transcript
February 24, 2011

Operator:  Good day, ladies and gentlemen. Welcome to the FBR Capital Markets Fourth Quarter 2010 and Full Year Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. [Operator Instructions] As a reminder, this conference call is being recorded. I would now like to turn the conference over to Shannon Small, Senior Vice President. Please begin.

Shannon H. Small, Senior Vice President, Director-Marketing and Communications

Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR. Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance, developments, events, market forecast, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to, the demand for securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel and general, economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained on FBR Capital Markets’ Annual Report on Form 10-K and in quarterly reports on Form 10-Q.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. I will now turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR.

Richard J. Hendrix, President and Chief Executive Officer

Thank you, Shannon, and good morning. On today’s call, I will cover key performance measurements and notable achievements from 2010 as well as provide some perspective on the current positioning of our company as we look ahead into 2011.

With regard to the financial results, for the fourth quarter, our net after-tax earnings were $3.1 million on revenues of $75.3 million. This compares to a net after-tax loss of $6.6 million on $57.4 million of revenues in the third quarter of 2010. For the full year 2010, we generated a net after-tax loss of $37.6 million or $0.59 per share compared to a loss of $27.7 million or $0.46 per share for 2009.

While we are far from satisfied with our overall financial performance, there were a number of important accomplishments during the year that are positive indicators as we look forward. Throughout 2010, our focus was on broadening and growing our business and client relationships. We continue to have great success on the part of our business that is most differentiated, large book-run institutional privates. During the year, we raised over $2 billion in these important transactions across a broad range of industries.

Our Convertible Securities, Leverage Finance and Listed Options businesses continued to mature and contribute to our franchise. Given lower revenue levels, we announced and took steps last summer to further reduce our annualized fixed cost by $20 million as of yearend. We have more than accomplished that objective and have taken further steps, which will result in at least another $10 million of additional fixed cost reductions in 2011.

Headcount at the end of 2010 was 501, down from 595 the previous January and as of today, stands at 475. Even as we have managed overall head count down, we have continued to invest in revenue-generating areas and selectively added key professionals who we have confidence will help us grow revenues going forward.

As we have broadened the franchise and reduced costs, we’ve maintained a strong liquid and transparent balance sheet. As of December 31st, we had over $236 million in cash. Shareholder equity was $291 million and book value per share was $4.60. Additionally, the company has a deferred tax asset of $88 million or $1.40 per share which is fully reserved.

And looking at our individual businesses, reduced trading volumes industry-wide in equities and fixed income had a negative impact on our institutional brokerage revenues. For the year, our revenue was $100 million, down from $133 million in 2009. Fourth quarter revenues, however, were up 6% sequentially over the third quarter and that upward trend has continued into the first quarter of 2011.

While the trading environment will continue to be challenging, we are encouraged by the success of our newer trading capabilities as our clients are increasingly accessing our non-exchanged traded desks, as well as our cash equities and options desks. We have integrated our equity options business with our research product in ways that benefit our clients and increased the utility of our most important asset, our intellectual capital.

In both our equity-linked and credit trading businesses, we continue to add trading partners throughout the year and we’re increasingly experiencing the benefits of being able to work across the entire capital structure with our buy-side clients. As we have previously discussed, we will continue to allocate capital to businesses that are added into our franchise and we’ll work to make timely judgments about businesses that are not adding value.

Following a detailed review of Prime Brokerage, we discontinued that business in January. The market environment that prompted our entry into that business in the fall of 2009 changed materially, and our ability to successfully start up this business in a reasonable timeframe changed with it. There’ll be no impact to this exit on the company’s results.

While day-to-day trading revenues were down, as we’ve discussed, we’ve made steady progress in expanding the distribution capability on each of our desks, thereby allowing us to execute a number of important underwritings and equities, convertibles and credit during the year.

For example, in December, we were a book-runner for $230 million convertible offering and one of three underwriters for a $650 million combined bank debt and high-yield offering. In each case, these transactions were with existing clients where we have committed resources to being a long-term advisor and corporate finance partner.

Our ability to do this in additional ways beyond our traditional equity franchise is an important element of our business strategy and it is exactly what we’re looking for in our efforts to strengthen and extend client relationships and ultimately add consistency and growth to our revenue profile.

While investment banking revenues for the year were off from $139 million in 2009 to $118 million in 2010, we demonstrated throughout the year our ability to deliver great execution for clients and complex investment banking transactions. These transactions represent a broader range of industries than those in the previous year.

Our differentiated capability to execute large sole book-run transactions in the middle markets firm is one of the key reasons that I’m confident we have a franchise with a bright future and an important place within our industry. Although our ability to realize investment banking revenues will always be meaningfully influenced by market conditions, our pipeline remained strong across all of the industries we cover. In addition to our financial services team, we expect our industrials, real estate and energy groups be meaningful contributors in 2011.

Our asset management business returned to profitability in the second half of 2010 and is well positioned as we enter 2011. Revenues were up year-over-year from $13.2 million to $14.1 million as a result of AUM increasing from $1.3 billion in the fourth quarter of 2009 to $1.6 billion in the fourth quarter of 2010.

The acquisition of the AFBA funds early in 2010 added meaningful assets to our existing mutual funds and fund flow that turned positive in all of our funds over the last several months. With our performance track record and the continuation of our efforts to distribute our funds into advisor-assisted channels, I expect this business will generate meaningful profitability in 2011.

Looking ahead, we are committed to our current strategy and are confident in our ability to generate improved returns to shareholders. Our unlevered balance sheet and strong liquidity will allow us the flexibility to respond quickly and make important investments in our businesses as opportunities present themselves. Our recent successes have contributed to our positive momentum and enhanced our business development efforts. The maturation of our non-equity businesses will drive revenue growth and a lower breakeven point combined with top line growth should lead to consistent profitability in the quarters and years ahead.

We’ll now take questions.

QUESTION AND ANSWER SECTION

Operator:  Thank you. [Operator Instructions] Our first question is from Devin Ryan of Sandler O’Neill. Your line is open.

<Q – Devin Ryan>: Hey, good morning, guys.

<A – Richard J. Hendrix>: Good morning, Devin.

<A – Bradley J. Wright>: Good morning, Devin.

<Q – Devin Ryan>: Just starting off here. I’d like to get some additional color on the pipeline in terms of what’s been filed and maybe just what you’re expecting to be filed in terms of the size of deals, maybe types of transactions that are out there and maybe a little bit of color on the sector mix as well?

<A – Richard J. Hendrix>: Sure. Obviously, you follow the public filings in the space and we did complete a sole book IPO a couple of weeks ago in the specialty finance sector. We’ve several other book-run IPOs on file. We have several 144As that we expect to have in the market this quarter. We also have several credit mandates, which is part of our leverage finance business and that includes high yield and in a couple of cases, bank debt syndication. So, we’re active across really all the industry groups right now. We, in the fourth quarter had meaningful contributions, in particular, from our energy and industrials groups and we’re sort of seeing follow through from that. I think more broadly it feels very much like we’re at the front-end of a lot of activity around specialty finance in terms of capital flowing to that sector. As you know, that’s a place where we are particularly active and I expect that to be a theme sort of throughout 2011.

<Q – Devin Ryan>: Okay. Thanks for that color. And then, in terms of your thoughts about returning to profitability in 2011, it’s nice that you guys seem to be doing some more traditional IPOs, the secondary offerings, maybe that’s over the function of the market improving. But do you still feel like you need a couple of these big 144As each quarter to get to that profitability number? And, I guess, any more color around the appetite from 144A issuers and just kind of what it’s going to take to get to profitability?

<A – Richard J. Hendrix>: Sure. I don’t think given where expenses are today that we have to have one single really large 144A to be profitable. That’s been the goal in terms of getting expenses down and broadening what we’re doing from a capital markets perspective and I think we’ve largely achieved that. So in those quarters where we have one single trade that may have a $20 million or larger fee, we should be meaningfully profitable given where we are. I do think that will continue to be an important part of the business.

And in terms of appetite on the part of issuers for those executions, for a number of quarters now, probably the last six quarters at least, we’ve had the question about – we’ll look is that market viable, is it really there and I don’t think this answer to that has ever really changed and that is that the debt market has always been there. It’s a matter of valuation and in particular how liquidity impacts valuation. So in really stressed markets like we had in 2009 and we’ve had on and off really since 2008, there’s a high premium on liquidity and that means that the discount around a private transaction is generally going to be bigger than it would be otherwise.

As the market improves, you start to see that discount lessen and we did in the fourth quarter do what I would consider a very traditional 144A execution with an existing energy company where it was truly sort of an alternative to an IPO and we just got them to market more quickly than they would have been able to get there otherwise. That’s very different than sort of a blind pool execution, right, where it’s just a matter of cash value and is it the sector that investors want to put capital into. The reason we did a lot of those deals in 2009 was that the premium, the liquidity premium was so high that that was really the only type of private execution that was going to get done. But as the market heals, you’ll start to see more institutional privates be done – and I’ll call it sort of a regular way fashion. I don’t think the market ever changes. What I think really has happened is that as these discounts increase in times of stress you see less activity and as the market heals you’re going to see more activity.

<Q – Devin Ryan>: And just in terms of the 144A market, I mean, how long – or is there a kind of a typical lead time in terms of when you know about the deal and actually when the deals get launched? So is there a long time or a long runway that, I guess, you can even see where you are saying okay we have these deals lined up so that should take us into the first couple of quarters of the year or do they materialize pretty quickly and so the visibility, isn’t that great in terms of how much you have going on, on the 144A front?

<A – Richard J. Hendrix>: Devin, there’s a little bit of – it’s not exactly the answer you probably want but it’s both, right. So we’ve had transactions that we work on for well over a year that end up manifesting themselves in a big private. We’ve had others where – from the time we were signed up we were in the market and executed in 60 days.

So, there’s some of both and we have, as I said, a number of those transactions in the pipeline and I’m sure that there are some transactions that I’m not aware of at all that we’ll execute over the course of the next four or five months.

<Q – Devin Ryan>: Okay. And that’s helpful. And then maybe this is a question to ask after hopefully profitability becomes more consistent but what type of returns are you currently targeting on your capital or that you – what do you think is obtainable and just wanted to get a sense of what you’re going to be doing with what to me looks like a lot of excess capital, just an update there would be helpful?

<A – Richard J. Hendrix>: As the market has improved, the liquidity value for us with regard to the cash has changed or I mean, it was a real stabilizer through a very tough time. We do expect that we will deploy more of that capital into the businesses over the course of 2011. We want to do that in ways that are supportive of and additive to the operating business. I think that there are opportunities to do that with double-digit type returns, not maybe against all of the capital, but in specific instances where it gets deployed. I think we’ll end up with more debt capital throughout the year and I think that there are some strategic things that we may have the opportunity to do in certain of our sectors.

So, when I look at the sort of the overall business, should we be able to target returns on equity sort of in the low to mid-teens. We absolutely should be able to do that given the margins that we have in sort of the key parts of the franchise and where we’ve gotten expenses to.

<Q – Devin Ryan>: And what about stock buybacks, with stock essentially at cash and 80% of tangible book value?

<A – Richard J. Hendrix>: We did buy stocks back in the fourth quarter. Over the course of 2010, I think, we actually bought back over 3 million shares. We have an authorization of over 5 million shares currently and I would say one of the challenges of having this late a reporting date this year was that we’ve not been able to be in the market over the last few weeks. But I expect we’ll continue to have share buybacks as part of our overall capital allocation throughout 2011.

<Q – Devin Ryan>: Okay. Great. And then just one clarification question, the $10 million in additional fixed expenses in 2011, is that off of the fourth quarter level or should we think about that on a year-over-year basis or just how should we think about that number?

<A – Richard J. Hendrix>: That additional off the fourth quarter level and those actions have really already been taken. That’s not aspirational, that’s in place.

<Q – Devin Ryan>: Okay. And just what was in the corporate transaction costs in the quarter?

<A – Bradley J. Wright>: Devin, there was – it was mostly a facilities related charge. In our downsizings, we have moved out of some space and specifically in the fourth quarter changed locations in our London office. And so, it’s mostly write-offs of undepreciated leasehold improvements.

<Q – Devin Ryan>: Okay, great. And then also the business development looked a little bit elevated. Was that in there as well?

<A – Bradley J. Wright>: Yes. That was the investor conference, our New York Conference at the beginning of December.

<Q – Devin Ryan>: Great. Okay. Thanks for taking all my questions. Appreciate it, guys.

<A – Richard J. Hendrix>: Sure. Thanks, Dev.

Operator:  [Operator Instructions] Our next question is from Eric Bertrand of Barclays Capital. Your line is open.

<Q – Eric Bertrand>: Hey, guys. On the capital allocation question that you talked to during the prepared remarks, what are some of the areas that you’re looking actually to put capital to work? Is this in your trading desk, your credit trading, convertibles trading, equities, where are some of the areas that you want to put money in? And are there any areas besides the Prime Brokerage, which you already shut down, where you would be withdrawing capital?

<A – Richard J. Hendrix>: We don’t have anything right this minute, Eric – I’ll pick up on that though. We don’t have anything right this minute that we’re looking to exit. We do monthly reviews of every single business. We did make the decision on Prime Brokerage that we talked about and it was for the reasons stated that given the environment, the changing environment, we did not think it was reasonable or realistic to think we were going to build that business in a timeframe that made sense, and so we exited.

We don’t have anything else that looks like that today. All the businesses that are in place we are committed to for a very long time and we think are strategic to the franchise. In terms of allocating additional capital to desks, I’d say yes, we expect to allocate more capital to all of the desks. As you know, our Equities business is really an agency business. And so, the way capital gets allocated there is really intra-day and so you’re not going to see it on the balance sheet. But we do want to selectively take more risk where we think we can generate appropriate returns and we want to do it in support of client businesses. So that is an area that we would expect to – sort of all the desks, allocate additional capital.

We also think that there are some interesting opportunities for us to pair investment businesses or have investments in support of our existing investment banking franchise. And without getting into a lot of detail there because there’s nothing that is imminent or I expect that we’re going to execute on in the next several months. We are looking at ways to put capital into our real estate business, ways to put capital into our FIG franchise, ways to put capital into our energy franchise, and we think we will have those opportunities over the course of 2011.

<Q – Eric Bertrand>: Okay, that’s helpful. Talking about the prime brokerage, I know you commented that you don’t expect material impact on the results, and just to be clear, there’s no associate severance that I would expect to see in the core business results presentation. And also, you’re down 25 people quarter-to-date, how much of that is from the prime brokerage?

<A – Bradley J. Wright>: Eric, there were eight in prime brokerage in that number. There was a minimal amount of severance and it was booked at the end of the fourth quarter.

<Q – Eric Bertrand>: Okay, that’s helpful. We talked about – the Ellington stake, I believe it shifted out of your – held at cost portfolio on the balance sheet. Where will that be residing now? Is that in the trading accounts now? Is that held at fair value? Do you still own it?

<A – Bradley J. Wright>: It’s in the trading line and mark-to-market on a daily basis. And at the end of the year, there was about $3.5 million of market value there.

<Q – Eric Bertrand>: So you did sell some?

<A – Bradley J. Wright>: Yes.

<Q – Eric Bertrand>: Okay.

<A – Bradley J. Wright>: Significant amount of it.

<Q – Eric Bertrand>: Okay, perfect. A clarification on the stock buyback. Do you have 5 million shares left in authorization, or do you have a 5 million total with 3 million done?

<A – Richard J. Hendrix>: No, we have just over 5 million left. We increased the authorization by 5 million in the third quarter and we had remaining shares in place at that time. So with the over 3 million done, we still have 5 million authorized.

<Q – Eric Bertrand>: Okay. You talked a little bit about – we’ve talked for the last several years about your expertise in the off-exchange private stock-type business. Have you thought about something along the lines of a second market where there are companies that haven’t really done transactions but they’re facilitating and they’re agency-type company offerings, trading services for private company? Is that something that you would be interested in doing?

<A – Richard J. Hendrix>: We have looked at that for quite a while, I mean, going back probably 10 years. And so I guess the short answer is sure, we would be interested if we felt like there was a sustainable business there that we could do sort of in the type of compliance environment that we have around our existing business. And if possible, over time, I think that the private trading of securities, when you get away from a truly institutional market or a QIB [Qualified Institutional Buyer] market, it starts to have more and more regulatory issues associated with it. And we wouldn’t want to be in that business unless it was entirely clear that we can deal with those issues. And so we looked at it for a long time, we continue to look at it. We’re very focused on making sure that that type of activity in all of ours is with QIBs is done in sort of the most compliant way possible.

<Q – Eric Bertrand>: Okay. And my last question will be along the lines of profitability. You’ve provided a near-term outlook for the last couple of quarters about the coming quarter’s profitability. You’ve commented that in the prepared remarks you expect 2011 to be profitable and I believe you said, on a quarterly basis too. Does that mean that first quarter as well to be profitable?

<A – Richard J. Hendrix>: Look, we expect, Eric, 2011 to be profitable. Any given quarter in 2011 because of volatility in our revenues could be hugely profitable. I can’t rule out a small loss in any individual quarter. I don’t expect that right now in the first quarter. So I’m not trying to forecast that. But you know our top line has a lot of volatility attached to it. We have taken expenses down really meaningfully to put us in a position where, even if we have sort of a negative side of that volatility, we are making money, or in a worst case, losing a very small amount of money. So, we feel very good and obviously we’re forecasting profitability in 2011. It’s so difficult in this business to call any individual quarter. I expect to make money in the first quarter, but a transaction slips from the first to the second and that can change that perspective.

<Q – Eric Bertrand>: I fully appreciate that. Difficult from our side too. That’s the end of my questions. Thank you very much.

<A – Richard J. Hendrix>: Thanks, Eric.

Operator:  Thank you. Our next question is from Bill Siegel of Mode Investments. Your line is open. Pardon me, Bill, please check to see if your line is on mute. [Operator Instructions]

<Q – Bill Siegel>: Okay, great. I appreciate it. So, I’m just wondering how much stock did you buy back in the fourth quarter?

<A – Bradley J. Wright>: We bought back about 430,000 shares, Bill.

<Q – Bill Siegel>: Is that an acceleration or deceleration of versus what you’ve been doing in previous quarters?

<A – Bradley J. Wright>: Well, the majority of what we bought back during 2010 was in the first quarter and our stated objective is really to offset any dilution that would occur through our Employee Stock programs. And so, we’re not necessarily trying to time things or be opportunistic necessarily. But I would say, I think of the roughly 3.2 million shares that we bought back during the year, most of that was in the first quarter; probably two-thirds of it.

<Q – Bill Siegel>: Okay, okay. And do you look to potentially step up share repurchases in 2011 or you think you’ll remain at a similar pace? I mean, do you think given where the stock is, right?

<A – Bradley J. Wright>: If we bought them at a similar pace, it would more than offset the current year dilution. So I would think we would at least do that, maybe more.

<Q – Bill Siegel>: Okay. And is there a reason why you specifically waited in the first quarter to buying more or might have been more even this year?

<A – Bradley J. Wright>: Well, I think the reason that we did it that way last year was that that’s when most of our shares vest, and just to kind of keep the share count constant. I’d expect a similar approach at least based on where the prices are today.

<Q – Bill Siegel>: Okay, great. I really appreciate your time.

<A – Richard J. Hendrix>: Okay. Thanks, Bill.

<Q – Bill Siegel>: Thank you.

Operator:  Thank you. And I’m not showing any further questions at this time.

Richard J. Hendrix, President and Chief Executive Officer

Okay. Thank you everyone for joining us, and we look forward to talking to you at the end of the first quarter.

Operator:  Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may now disconnect. Good day.